LAO PROFESSIONALS
TEL: 0803 806 2859, 0808 199 1590
E MAIL: info@laoprofessional.com
lawojobi@gmail.com
AUDIT & TAX CONSULTANT
Registered with:
Public Company Accounting Oversight Board (PCAOB USA)
SF07 SF09, 2nd Floor, Ikorodu Shopping Plaza
26, Oriwu Road, Ita Elewa, Ikorodu Lagos State.
BIN: 2880743
TIN: 22669554-0001

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Shareholders and Board of Directors of PeakCart Group Corp.

We consent to the inclusion in the Form 10 General form for Registration of Securities pursuant to Section 12(G) of the Securities Act of 1934 of our report dated April 5th, 2026, of the consolidated balance sheet and the related consolidated statements of operations, changes in stockholders' equity, and cashflows for period ended December 31, 2025 and 2024.

/S/ Lateef Awojobi
LAO PROFESSIONALS
(PCAOB No: 7057)
Lagos, Nigeria

June 10, 2026